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                                                                     EXHIBIT 4.3

DEUTSCHE BANK KEY EMPLOYEE EQUITY PLAN
PLAN DOCUMENTATION - PLAN RULES

The Deutsche Bank Key Employee Equity Plan ("KEEP") is intended to motivate key employees through participation in Deutsche Bank value creation and to align employee interests with those of the shareholders. The program fosters a common interest between shareholders and employees of the Bank, as well as a perceived sense of employee ownership through awards linked directly to the share price.

Participants in KEEP are selected at the discretion of the Committee. Participation during one plan year does not guarantee future participation.

1. DEFINITIONS

"Award" means the award of Notional DB Shares made pursuant to this Plan.

"Award Statement" means the statement entitled "Award Statement" issued to a Participant under this Plan advising the Participant of, amongst other things, the Initial Award Value, the number of Notional DB Shares awarded and the Vesting Date(s) of such Award.

"Cause" means in respect of the termination of the Participant's employment by DB (i) any act or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment,
(ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of DB), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of his or her duties as an employee of DB or any other conduct not in accordance with the terms of the DB employee handbook or other local contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from DB relating to material matters or duties within the scope of the Participant's responsibilities for DB, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or
(vi) the issue of any order or enforcement action against the Participant or against DB by any regulatory body with authority over the conduct of business by DB that materially impairs a) the financial condition or business reputation of DB or b) the Participant's ability to perform his or her assigned duties.

"Change of Control" means a change in the control of DB which shall occur, if by one or a series of transactions or events a third party or a group of third parties acting together (directly or indirectly):

(i) acquires more than 50 percent of the issued share capital of DB and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of DB; or

(ii) acquires control of the stock, the Board of Directors or a substantial portion of the assets of any division within DB for which the Participant is then performing a substantial portion of his or her work.

The Committee will determine, at its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

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"Closing Price" means the 17:30 Auction Price of DB Shares on Xetra.

"Committee" means the Deutsche Bank AG Board of Managing Directors or any committee or other entity or person designated by the DB Board of Managing Directors to act as the decisional body under this Plan, or, to the extent that the Committee is determining matters relating to Awards made or to be made to the members of the DB Board of Managing Directors, the Supervisory Board of DB or a duly authorised committee of the same.

"Competitor" means any company or individual named on the DB Competitor list, or otherwise identified by the Committee as a Competitor, which provides services substantially similar to, or intended to replace or serve as an alternative to, services rendered by DB. The Competitor list shall be defined globally in consultation with DB locations, business divisions and Human Resources. It shall be maintained centrally by the Plan Administrator, and reviewed by the Committee from time to time. Participants may apply in writing to the Plan Administrator for access to the list. The DB Competitor list can also be found on http://hr.intranet.db.com/gcomp.

"DB" means Deutsche Bank AG, including any division, business unit or Subsidiary thereof where the context permits, and, to the extent provided below, any successor corporation or other company or individual into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

"DB Board of Managing Directors" means the Board of Managing Directors of Deutsche Bank AG (the Vorstand).

"DB Shares" means the registered shares of Deutsche Bank AG, or any other shares which may replace them from time to time.

"Disabled" means to be (i) prevented by accidental bodily injury, sickness or mental illness from performing the majority of his or her assigned duties for an extended period of time; and (ii) so certified by the Committee, at its sole discretion.

"Good Reason" means

(i) an involuntary reduction in your title below Managing Director,

(ii) any material and involuntary diminution in your material responsibilities or authorities, or

(iii) a failure by DB to make any payment or award (including the vesting and distribution of any award) when and as provided for under this agreement;

provided, however, that no event, action or omission shall constitute Good Reason if you have not, within 60 days of knowledge thereof, given DB written notice of your intent to terminate your employment on the grounds that such event, action or omission constitutes Good Reason, or DB has not cured any such event, action or omission within 30 days of receipt of such notice from you.

"Initial Award Value" means the initial cash value of the Award in the currency as set out in the Award Statement.

"KEEP" means this Plan (Key Employee Equity Plan) as defined in these Plan
Rules.

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"Notional DB Share" means a notional investment, the value of which fluctuates in accordance with fluctuations in the market value of DB Shares.

"Participant" means any person who has been made a KEEP Award under the terms and conditions of this Plan.

"Plan Administrator" means the company or individual(s) designated by the Committee to administer the Plan.

"Plan Rules" means this document which sets out the binding terms and conditions of KEEP.

"Proprietary Information" means any information conceived, discovered or created during or in consequence of the Participant's employment with DB and which is not generally available (other than as a result of the Participant's action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation.

"Restriction Period" means the period of time between the date of Award (as set forth in the Award Statement) and the Vesting Date.

"Subsidiary" means any company or individual in which Deutsche Bank AG has a direct or indirect controlling interest or equity or ownership interest that represents more than fifty percent (50%) of the aggregate equity or ownership interest in such company or individual.

"Vesting Date" means the date or dates set forth in the Award Statement upon which some or all of an Award will vest.

"Xetra" means the electronic trading system of the Frankfurt Stock Exchange (or any successor system).

2. KEEP AWARD

Subject to the terms and conditions in these Plan Rules, the Committee may from time to time make Awards to such Participants of DB as they shall select. The Award represents a contingent right, subject to the terms and conditions in these Plan Rules, to receive Shares on the Vesting Date or, at the Plan Administrator's absolute discretion, a cash distribution of the value of the underlying Notional DB Shares (as calculated pursuant to Rule 7 below).

As soon as practicable after the date on which the Awards are determined, the Participant shall be issued an Award Statement in writing which identifies the number and initial value of each of the Notional DB Shares awarded and the date of such Award.

The Participant will not receive ownership of any Notional DB Shares prior to the Vesting Date or Dates referred to in the Award Statement.

3. NOTIONAL DB SHARES

Participants are awarded Notional DB Shares as specified in the Award Statement. The number of Notional DB Shares comprising the Award shall be determined by the Plan

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Administrator by dividing the Euro equivalent of the Initial Award Value for the
Participant by the average Closing Price for the 10 trading days up to and including the date on which the Award is granted. The Euro equivalent of the Initial Award Value is determined using an average FX rate over the same period. The Plan Administrator will hold such awards of Notional DB Shares on the Participant's behalf subject to the Plan Rules. Prior to vesting of the Award the Participant shall have no ownership rights or interest in any actual DB Shares as a result of this Plan.Ordinary dividends which have arisen in relation to DB Shares by reference to a record date prior to the Vesting Date will not be distributed or credited to the Participant's account.

4. RESTRICTION PERIOD

During the Restriction Period, the Participant may not

(i) sell, pledge or grant any company or individual any rights with respect to any of the Notional DB Shares awarded under this Plan or

(ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements (except as set out below in relation to the currency hedge) with respect to all or part of his or her position in the Notional DB Shares.

Unless offered by the Plan Administrator or authorised by the Committee, any of the foregoing actions will result in the forfeiture by the Participant of his or her Award without any claim for compensation arising therefrom. If the Participant breaches any of the conditions relating to forfeiture specified below during the Restriction Period, his or her Award may be forfeited with effect from such breach without any claim for compensation arising therefrom. Once the Award has vested, all associated Plan restrictions will lapse.

5. AUTOMATIC FORFEITURE OF UNVESTED PORTIONS OF AN AWARD

5.1 A Participant shall automatically forfeit his or her Award without any claim for compensation if, at any time during the Restriction Period, any of the following events or activities shall occur:

(a) the Participant's employment with DB is terminated for Cause or the Participant is responsible for any act or omission that breaches the terms of any agreement into which the Participant may have entered concerning the termination of his or her employment with DB, including any settlement or separation agreement or compromise agreement; or

(b) the Participant voluntarily terminates his or her employment with DB; or

(c) the Participant fails to follow the terms of the notice period as defined in the Terms and Conditions Form; or

(d) the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by DB either at Vice President level or above or in a managerial, executive or technical capacity or who is in possession of Proprietary Information and with whom the Participant has had business dealings during the course of his or her employment in the 12 months immediately prior to the termination date; or

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(e) the Participant solicits, directly or indirectly, any company or individual who was a customer or client of DB (and with whom the Participant had recent business dealings) in order to provide to such company or individual services similar to, competitive with, or intended to replace or serve as an alternative to, the services provided to such company or individual by DB; or

(f) the Participant directly or indirectly uses, discloses or disseminates to any other company or individual or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant's duties for DB; or

(g) the Participant acts in a manner that is prejudicial to DB's business interests or reputation; or

(h) the Participant directly or indirectly uses, discloses or disseminates to any other company or individual details of this Plan in accordance with the provisions of Rule 8; or

(i) the Participant fails to establish a valid brokerage account, if required, prior to the Vesting Date.

5.2 The Committee shall have the right to determine, in its sole discretion, whether or not conduct by a Participant falls within any of the circumstances set forth in Rule 5.1.

6. EFFECT OF DISABILITY OR OTHER TERMINATIONS OF EMPLOYMENT

6.1 DEATH OR DISABILITY: Subject to Section 5.1, if, prior to the end of the Restriction Period, the Participant becomes Disabled, the Participant, or his or her duly appointed representative, may, on production of satisfactory evidence, submit a request to the Plan Administrator to crystallise all unvested portions of the Participant's KEEP Award(s) and receive the equivalent value of the Notional DB Shares comprising the unvested portion of the Award to the Participant (or his or her successors in law) as at the date of such crystallisation. If no such request is made, the shares will vest in accordance with the Award Statement. The Award shall be settled in accordance with the provisions of Rule 7.

If a Participant dies before the Vesting Date, then any unvested portion of any Award shall immediately be forfeited although the Plan Administrator may, in its absolute discretion, distribute an amount equivalent to the value of the Participant's unvested Award at the date of death to such person as it, in its absolute discretion, thinks fit having regard to, but not being bound by, any wishes expressed by the Participant in writing to the Plan Administrator.

6.2 TERMINATION FOR ANY OTHER REASON: Subject to the discretion of the Committee referred to in this Rule 6.2, if a Participant leaves DB prior to the Vesting Date for any other reason or is under notice of termination as at the Vesting Date (whether given by the Participant or by DB), any unvested Awards will be subject to forfeiture without any claim for compensation.

Notwithstanding this Rule but subject to Rule 5.1 above, the Committee may, in its sole discretion, determine whether or not a Participant shall be permitted to retain his or her rights to any unvested Awards and the terms upon which any remaining Awards shall vest. However, whilst this will not fetter the discretion of the Committee, it will normally exercise its discretion for a portion of the Award not to be forfeited if the Participant leaves DB for one of the following reasons:

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-     Mutually agreed termination of employment;

-     Termination without Cause;

-     Redundancy; or

-     Termination for Good Reason.

If a Participant leaves DB for one of the reasons referred to in this Rule 6.2, the Committee may, in its sole discretion as referred to above, determine that

(a) a reduced percentage of any unvested Notional DB Shares awarded under KEEP will continue to vest in accordance with the Award Statement and these Plan Rules, this reduced percentage being the greater of

- The unvested number of Notional DB Shares multiplied by a fraction, the numerator of which will be the number of full calendar months worked from the date of Award to the date of termination, and the denominator of which will be the number of full calendar months between the date of Award and the vesting date of the final tranche of KEEP Awards as shown on the Award Statement, and

- 40% of the original number of Notional DB Shares awarded to the Participant under KEEP.

(b) if at any time before the Vesting Date(s) the Participant engages in any of the activities described in subsections 5.1(d), (e), (f), (g) or (h), or uses Proprietary Information in connection with an activity described in subsection 5.1(e) or fails to satisfy the conditions in 5.1(i), any remaining unvested Awards shall immediately be forfeited without any claim for compensation.

7. AWARD SETTLEMENT

7.1 TIME AND MANNER OF SETTLEMENT: Subject to Rules 7.4 and 7.5, and provided the Plan Administrator has not forfeited the Award, all restrictions on the Award will automatically terminate on the Vesting Date. As soon as administratively practicable following the Vesting Date, the Award shall be settled as follows, either:

(a) a distribution of actual DB Shares representing the Notional DB Shares approximately five full working days after the Vesting Date to an approved brokerage account established by the Participant, or

(b) a cash distribution to the Participant in the currency of the country of residence, if local securities laws or other regulations prohibit the delivery of securities.

In the event that the Participant or his or her duly appointed representative or beneficiary fails to identify, on or before the 31 May immediately preceding the Vesting Date, the custodial account or brokerage account, to which any payment in the form of securities is to be made, the Plan Administrator may in its sole discretion forfeit any and all benefits related to the Award without any claim for compensation on the part of the Participant and/or his or her duly appointed representative or any beneficiary.

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7.2 DEATH OR DISABILITY: Subject to section 5.1, if the Participant becomes
Disabled, or the Participant's employment terminates due to his or her death, the settlement of the Participant's Award will be determined in accordance with Sections 6.1 and 7.1.

7.3 TAX AND SOCIAL SECURITY WITHHOLDING: A distribution to a Participant shall be net of any applicable withholding tax requirements. In the event that a distribution is made solely in the form of shares, the Plan Administrator shall withhold a portion of the shares otherwise distributable to the Participant (or his or her representative or such other person to whom the distribution is made) in an amount sufficient to satisfy such withholding liability. The Participant (or his or her representative, if applicable) is responsible for reporting the receipt of income as a result of an Award to the appropriate tax authority.

7.4 INFORMATION TO BE FURNISHED BY THE PARTICIPANT:

Prior to receiving a distribution described in this Rule 7, the Participant (or designated beneficiary, if applicable) must complete a brokerage account application or instruction payment form which may include payment instructions, residence, certification of employment status, and such other information deemed by the Plan Administrator to be necessary. The Plan Administrator may withhold distribution of the settlement of the Participant's Award until information deemed sufficient by the Plan Administrator is delivered to the Plan Administrator. If the Participant has terminated his or her employment with DB prior to the end of the Restriction Period, the Plan Administrator shall also have the right to require from the Participant, and the Participant shall have the obligation to deliver to the Plan Administrator if requested and no later than 30 days prior to the Vesting Date, completed Proof of Certification, from which the Plan Administrator can determine the employment status of the Participant during the Restriction Period. In the event that a Participant fails to deliver to the Plan Administrator, by such date, information sufficient to enable the Plan Administrator to determine the employment status of such Participant during the Restriction Period, the Plan Administrator shall have the right to cause such Participant to forfeit his or her Award without any claim for compensation.

7.5 PRIOR SETTLEMENT OF OTHER OBLIGATIONS TO DB:

The Plan Administrator may withhold distribution of the settlement of a Participant's Award until such time as the Participant has paid in full all outstanding debts owed by the Participant to DB or, to the extent permitted under applicable law, may offset the amount of such debt against the amount of the distribution otherwise payable to the Participant pursuant to this Rule 7 and the Participant hereby agrees to any such deduction or setoff.

8. PARTICIPANT CONFIDENTIALITY

The Participant shall maintain his or her participation in the Plan in confidence both within and outside DB, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any company or individual, except the Participant's spouse or partner or his or her legal, tax and/or financial advisor or to the extent legally required to do so, without the prior authorisation of the Plan Administrator. If the Plan Administrator determines that the Participant has failed to comply with this confidentiality obligation during the Restriction Period, it may in its sole discretion cause the Participant's Award to be forfeited without any claim for compensation.

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9. PLAN ADMINISTRATION

9.1 The administration of the Plan is at the discretion of the Committee. Subject to such resolutions as may be adopted by the DB Board of Managing Directors, the Committee has full discretionary authority over all Award decisions and full and binding authority to decide on all matters of interpretation related to the administration of the Plan but may designate a company or individual(s) to administer the Plan.

9.2 ADMINISTRATION BY THE PLAN ADMINISTRATOR: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions thereof, with regard to such resolutions as may from time to time be adopted by the Committee and shall have all powers necessary to carry out the provisions of the Plan. The Plan Administrator shall interpret the Plan Rules and shall determine all questions arising in the administration, interpretation and application of the Plan and the Plan Rules, including, but not limited to, questions of eligibility and the status and rights of Participants and other individuals.

9.3 POWER AND DUTIES OF THE COMMITTEE: The Committee, has the right to determine, in its sole discretion, the final status of all Awards prior to vesting, although it may choose to delegate this power to such company or individual(s) as it sees fit. Exceptions to policies defined in the Plan Rules may only be made with the express approval of the Committee.

10. CURRENCY HEDGE

The Plan Administrator may in its sole discretion provide any Participants with the opportunity to direct the Plan Administrator to calculate any awards that may be due to Participants by reference to a calculation which will replicate the effects of currency option and forward contracts. DB will not enter into hedging contracts on the Participants' behalf.

11. AWARDS CANNOT BE ASSIGNED

Other than in the event of the death of the Participant, no unvested portion of a Participant's Award shall be assignable or transferable by the Participant, or made subject to any obligation or security interest other than to satisfy any outstanding obligations the Participant has with DB or the Plan Administrator.

12. AMENDMENT OR TERMINATION OF THE PLAN

12.1 The DB Board of Managing Directors or the Committee may amend or terminate the Plan at any time at its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants. Upon the termination of the Plan, the Committee shall have power, exercisable at its sole discretion, to accelerate the Vesting Date and distribute the value of the Notional DB Shares comprising the Award to the Participant. The Award shall then be settled in accordance with the provisions of Rule 7.

12.2 The DB Board of Managing Directors or the Committee may at any time alter or add to all or any of the provisions of the Plan in any respect at their sole discretion.

13. EFFECT OF CHANGE OF CONTROL

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Upon a Change of Control of DB or any of its Subsidiaries, divisions or business units, the DB Board of Managing Directors may, at its sole discretion, decide to accelerate either some or all of the interests attributable to a KEEP Award or to replace it with an award of equivalent value.

The DB Board of Managing Directors will have the sole discretion to determine whether a Change of Control has occurred.

14. CHANGES IN CAPITALIZATION

If any change shall occur in or affect shares of common stock on account of a merger, reorganisation, extraordinary stock dividend, stock split or similar changes, the Plan Administrator shall make appropriate adjustments in any terms or provisions in order to preserve the full benefit for Participants.

15. GENERAL

15.1 NO GUARANTEE OF BENEFITS:

(a) The granting of an Award is at the sole discretion of the Committee. The Committee is not obligated to make any Award in the future.

(b) Nothing in these Plan Rules shall be construed as an obligation or a guarantee by DB or the Plan Administrator with respect to the future value of an Award.

(c) Nothing contained in these Plan Rules shall constitute a guarantee by DB that the assets of DB will be sufficient to pay any benefit hereunder. No Participant or other individual shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

(d) An Award shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

(e) Any Participant who ceases to be an employee of DB as a result of the termination of his or her employment for any reason whatsoever, whether lawfully or unlawfully, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for breach of contract, or by way of compensation for loss of office or employment or otherwise to any sum, shares or other benefits to compensate him or her for the loss or diminution in value of any actual or prospective rights, benefits or any expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

15.2 NO ENLARGEMENT OF PARTICIPANT RIGHTS: The establishment of the Plan and the making of the Award thereunder shall not be construed as an employment agreement and shall not give any Participant the right to be retained in the employment of DB or to otherwise impede the ability of DB to terminate the Participant's employment.

No communications concerning the Award shall be construed as forming part of a Participant's terms and conditions of employment or any employment agreement with DB.

15.3 CORPORATE SUCCESSORS: The Plan shall not be automatically terminated by a transfer or sale of assets of Deutsche Bank AG, or by its merger or consolidation into or with any other

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corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Rule 12 and the Participant or any company or individual shall have no further claim for compensation arising out of any such termination of the Plan.

15.4 SEVERABILITY: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

15.5 LIMITATIONS ON LIABILITY: Notwithstanding anything to the contrary in these Rules, neither DB, the Plan Administrator, nor any individual acting as an employee, agent or officer of DB or the Plan Administrator, shall be liable to any Participant, former employee or any beneficiary or other company or individual for any claim, loss, liability or expense incurred in connection with the Plan.

15.6 CLAIMS BY PARTICIPANTS: Any claim or action of any kind by a Participant or beneficiary with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant's Award was made or would have been made had such Award not been forfeited pursuant to these Rules, unless a different time restriction is imposed by law by the jurisdiction in which the Participant is employed or was resident at the Vesting Date.

15.7 NO TRUST OR FUND CREATED: Neither the Plan nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between DB and the Participants or any other company or individual. To the extent that any company or individual acquired a right to receive payments from DB pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of DB.

16. ENTIRE UNDERSTANDING

These Plan Rules together with the Award Statement set forth the entire understanding of the parties with respect to the Award described on the Award Statement included herewith. Any prior agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

17. NOTICES

All notices or other communications with respect to these Plan Rules shall be in writing and shall be deemed to have been given or served if delivered in person or by facsimile transmission, or registered mail (return receipt requested, postage prepaid) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

Plan Administrator
DB Group Services (UK) Limited
Global Compensation 5-85 LW

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1 Great Winchester Street
London EC2N 2DB, United Kingdom

18. APPLICABLE LAW AND ARBITRATION

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws.

All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

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